Free Writing Prospectus

Filed Pursuant to Rule 433

Filed February 11, 2016

Registration Statement No. 333-207859

Free Writing Prospectus dated February 11, 2016

$1,001,950,000 Asset-Backed Notes

GM Financial Automobile Leasing Trust 2016-1

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

The depositor has prepared a preliminary prospectus, dated February 11, 2016, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Moody’s Investors Service, Inc., or Moody’s, and Standard and Poor’s Ratings Services, or S&P, in order to be issued.

	Moody’s	S&P
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)
Class D Notes	Baa2 (sf)	BBB (sf)

Joint Bookrunners

Citigroup	Credit Agricole Securities	J.P. Morgan	RBC Capital Markets

Co-Managers solely with respect to the Class A Notes

BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-866-669-7629.